Exhibit 2.2

1 Adelaide Street East Suite #2501 Toronto, Ontario  M5C 2V9 Tel:                            (416) 362-2614 Fax                              (416) 367-0427

June 29, 2007

Teck Cominco Limited

Suite 600

200 Burrard Street

Vancouver, BC  V6C 3L9

Attention:  Peter Rozee, Senior Vice  President Commercial Affairs

Dear Sirs:

This letter will confirm the agreement between Aur Resources Inc. and Teck Cominco Limited whereunder Aur has agreed to furnish Teck Cominco, orally, in writing, electronically, digitally or by other means, with confidential information regarding Aur and its business, assets, properties and prospects for the purpose of determining whether such parties are desirous of entering into a Potential Transaction. Notwithstanding the foregoing, nothing in this Agreement obligates Aur to make any particular disclosure of Confidential Information.

In consideration of and as a condition to Aur furnishing Confidential Information to Teck Cominco, Teck Cominco and Aur agree as follows:

1.                                       As used herein;

(i)                                     “Affiliate” shall mean any corporation, partnership, or other person, entity or association that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Aur or Teck Cominco, as the case may be;

(ii)                                  “Aur” means Aur Resources Inc. and/or its Affiliates;

(iii)                               “Confidential Information” means any and all information provided by Aur and/or its Representatives to Teck Cominco and/or to its Representatives and/or information as to Aur ascertained by Teck Cominco through due diligence investigations or discussions with Representatives of Aur, such information to include, but not to be limited to, all technical, engineering, geological, operational, economic, financial or legal knowledge, information or data of any nature whatsoever (and whether in paper, digital, electronic or other form) relating to the future, present or past business, operations, affairs, plans, properties, assets or liabilities of Aur, as well as all notes, memoranda, studies, analyses and other materials prepared by Teck Cominco or its Representatives containing or based upon, in whole or in part, any information furnished by Aur to Teck Cominco in connection with the Potential Transaction, regardless of whether specifically identified as “confidential”; provided, however, that in order to remain Confidential Information, information that is orally disclosed must  be reduced to writing and transmitted in writing to Teck Cominco within 60 days of its oral disclosure, and that Confidential Information shall not include the following:

(a)                                  information Teck Cominco can demonstrate was known to it prior to its disclosure to Teck Cominco by Aur or which becomes available to Teck Cominco from a source other than Aur and provided that the source of such information, so far as Teck

Cominco is aware after good faith inquiry, was not bound by a confidentiality agreement with Aur or otherwise contractually or legally prohibited from transmitting the information to Teck Cominco; or

(b)                                 information which Teck Cominco can demonstrate is, or after the date hereof becomes, generally available from public sources other than as a result of the disclosure by Teck Cominco or its Representatives. For the purposes of this Agreement, Confidential Information shall not be deemed to be available to the public, known to a party, or acquired by a party if merely individual elements thereof or certain combinations thereof are in the public domain or so known or acquired and similarly a specific element of any matter shall not be deemed to be in the public domain or known to a party or acquired by the Recipient merely because it is embraced by more general information that is in the public domain or so known or acquired; and

provided that, for the purposes of paragraphs (a) and (b) above, if only a portion of any Confidential Information falls within one or both of such exceptions, the remainder shall continue to be subject to the prohibitions and restrictions set out in this Agreement;

(iv)                              “controlled” means direct or indirect beneficial ownership or holding of or control or direction over, directly or indirectly through one or more persons, securities of another corporation or entity to which are attached sufficient votes or similar rights of decision or other rights as a matter of fact, in light of the securityholdings or rights of others and all other circumstances, to elect a majority of the directors of the other corporation (or the equivalent thereof where the entity is not a corporation) to be elected at any meeting of its securityholders, whether or not the votes, similar rights of decision or other rights attached to such securities constitute a majority of the votes or other rights that may be cast to elect directors of the other corporation (or the equivalent thereof where the entity is not a corporation);

(v)                                 “person” shall be interpreted broadly to include individuals and corporations and other analogous entities (including partnerships and associations);

(vi)                              “Permitted Purpose” means the evaluation and execution of a Potential Transaction;

(vii)                           “Potential Transaction” means the potential acquisition by Teck Cominco of securities of Aur Resources Inc. or any analogous transaction;

(viii)                        “Representatives” means the directors, officers, partners, employees, agents, lawyers, accountants, investment bankers, valuators, consultants and other professional advisors of a party hereto or of its Affiliates; and

(ix)                                “Teck Cominco” means Teck Cominco Limited and/or its Affiliates.

2.                                       Teck Cominco agrees that the Confidential Information is of a confidential and proprietary nature and that it would be contrary to the best interests of Aur if any Confidential Information were to be improperly disclosed or wrongly used. Accordingly, Teck Cominco agrees that, except with the prior written authorization of Aur, the Confidential Information (i) will be kept confidential and will not be disclosed by Teck Cominco or its Representatives, in any manner whatsoever, in whole or in part, and (ii) will not be used by Teck Cominco or its Representatives, directly or indirectly, for any purpose other than the Permitted Purpose. Teck Cominco agrees to furnish the Confidential Information only to those of its Representatives as is reasonably required in order for Teck Cominco to evaluate and execute the Potential Transaction and who are informed by Teck Cominco of the confidential nature of the Confidential Information and of the restrictions contained herein and agree to be bound thereby. Teck Cominco agrees to be responsible for any breach of this Agreement by any of its Representatives.

Teck Cominco will make all reasonable efforts to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.

3.                                       Teck Cominco recognizes that, generally, the employees and other Representatives of Aur currently are unaware of any Potential Transaction and, accordingly, Teck Cominco agrees that all communication or contact by Teck Cominco respecting the Potential Transaction shall initially be made through Aur’s designated Representatives for such purpose, being either Mr. David Scott (phone: 416 594 7050, email: David.Scott@cibc.ca, fax: 416 594 8848) or Mr. Scott Keyworth (phone: 416 594 7060, email: Scott.Keyworth@cibc.ca, fax: 416 594 7225), each of CIBC World Markets Inc., or Jeff Barnes and Kevin Rooney of Heenan Blakie (the “Designated Representatives”). Unless Aur has given its prior written consent, Teck Cominco shall not, and Teck Cominco shall direct its Representatives not to:

(a)                                  communicate directly or indirectly with any Representative of Aur in respect of the Potential Transaction other than the Designated Representatives or those individuals specifically identified for such purpose by a Designated Representative; or

(b)                                 communicate directly or indirectly with any customer of, supplier to or creditor of Aur in connection with any matter which is the subject of the Confidential Information or is relevant to the Potential Transaction.

4.                                       Without the prior written consent of Aur, except as otherwise permitted herein, Teck Cominco will not, and will direct its Representatives not to, disclose publicly or privately that the Confidential Information has been made available or that discussions and/or negotiations are or were taking place with respect to a Potential Transaction, including without limitation the status thereof. Without the prior written consent of Teck Cominco, except as otherwise permitted herein, Aur will not, and will direct its Representatives not to, disclose publicly or privately that the Confidential Information has been made available or that discussions and/or negotiations are or were taking place with respect to a Potential Transaction. Notwithstanding the foregoing, either party may make such disclosure only to the extent that in the opinion of its counsel disclosure is required to be made under applicable laws or regulations or is required by any competent governmental, judicial, stock exchange or other authority or the rules or policies thereof and provided further that the disclosing party will advise and, where reasonably practicable, consult with the other party concerning the Confidential Information proposed to be disclosed and the form of the disclosure prior to making such disclosure. For greater certainty, Aur shall be entitled, should it in its sole discretion deem it appropriate to do so, to disclose to the market surveillance department of the Toronto Stock Exchange and/or the Santiago Stock Exchange and/or the Ontario Securities Commission or any similar federal, provincial or territorial securities regulatory authority (whether through the filing of a confidential material change report or otherwise) that Confidential Information has been provided to Teck Cominco and/or that Aur and Teck Cominco are discussing a Potential Transaction.

5.                                       Teck Cominco agrees that Aur may at any time upon written notice, immediately terminate further access to, and Teck Cominco’s review and evaluation of, Confidential Information. In such event or if Teck Cominco seeks to take action that would represent a violation of Section 8 hereof, Teck Cominco will immediately, upon Aur’s request, deliver to Aur all documents and written or printed materials furnished by Aur to Teck Cominco or its Representatives constituting the Confidential Information, without retaining copies thereof. In such event, all other records (including, without limitation, those records stored in a computer or in electronic, digital or any other form and including, without limitation, work product such as evaluations, forecasts, notes, reports, studies, summaries, trade secrets, analyses, compilations and data) constituting or incorporating Confidential Information will be destroyed by Teck Cominco. In such event, Teck Cominco shall forthwith confirm such delivery and destruction to Aur by delivering to Aur a certificate in writing signed by an authorized officer of its organization certifying such delivery and destruction. Any Confidential Information transmitted orally, visually or by other means shall continue to be subject to the terms of this Agreement.

6.                                       Although Teck Cominco understands that Aur will endeavour to include in the Confidential Information those materials which are believed to be reliable and relevant for the purpose of its consideration, Teck Cominco acknowledges that Aur makes no representation or warranty as to the accuracy or completeness of the Confidential Information. Teck Cominco agrees it will rely upon its own investigation, due diligence and analysis in evaluating and in satisfying itself as to all matters relating to its assessment of Aur in respect of a Potential Transaction. Teck Cominco agrees that Aur shall have no liability, direct or indirect, to Teck Cominco as a result of the use of the Confidential Information by Teck Cominco and only those particular representations and warranties, if any, which may be made to Teck Cominco in the definitive agreement(s) respecting a Potential Transaction shall have any legal effect.

7.                                       Teck Cominco acknowledges that it is aware, and that it will advise its Representatives, that securities laws prohibit any person who has received from an issuer material non-public information concerning matters such as those which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person.

8.                                       During the period of 12 months from the date hereof, neither Teck Cominco, nor any of its Affiliates, shall directly or indirectly, without the prior written authorization of the board of directors of Aur:  (i) acquire or agree to acquire, or make any proposal or offer to acquire, directly or indirectly or in any manner, any securities or assets of Aur; (ii) directly or indirectly solicit proxies from shareholders or other securityholders of Aur or otherwise attempt to influence the conduct of the shareholders or other securityholders of Aur; (iii) engage in any discussions or negotiations, or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any third party in order to propose or effect a Potential Transaction, to acquire any securities or assets of Aur, to influence the conduct of Aur or any of their directors or officers or to acquire effective control of Aur; (iv) in any manner directly or indirectly seek to control or influence the board of directors of Aur or the management or policies of Aur; (v) make any public or private disclosure of any consideration, intention, plan or arrangement in connection with any of the foregoing; or (vi) advise, assist or encourage any other person to do any of the foregoing, including, without limitation, by providing financing for such purpose.

In respect of the foregoing, Teck Cominco represents and warrants that neither it nor any of its Affiliates own or control any securities of Aur as at the date hereof.

Teck Cominco will be released from the standstill obligations pursuant to this Section 8, in the event and on the date that any third party makes a formal bid (as defined in the Securities Act (Ontario)) or acquires, offers to acquire or announces an intention to acquire or offer to acquire directly or indirectly common shares of Aur which equal or exceed 20% of the then issued common shares of Aur (a “Third Party Bid”). In such event, Teck Cominco will be permitted to acquire common shares of Aur for the potential making of a competing formal bid and will be permitted to make such a formal bid commencing on the date of such Third Party Bid and continuing until the later of:

(a)                                  90 days following commencement of any Third Party Bid;

(b)                                 the period during which the Third Party Bid remains open; and

(c)                                  the period during which any other competing formal bid remains open;

following which Teck Cominco will once again be prohibited from engaging in the activities described in this Section 8. Teck Cominco may continue with its take-over bid and any other activity restricted by this Section 8 in accordance with this Section 8 even if the Third Party Bid or other competing formal bid is withdrawn or terminated.

9.                                       Without Aur’s prior written consent, for the period of one year from the date hereof, Teck Cominco shall not directly or indirectly solicit for employment or other retention of the services of any managerial level employee of Aur, provided that the placing of an advertisement of a post available to members of the public generally and the recruitment of a person through an employment or executive search agency shall not constitute a breach of this paragraph so long as Teck Cominco does not suggest, encourage or advise such agency to approach any such employees.

10.                                 Aur and Teck Cominco agree that neither the provision of Confidential Information nor any course of conduct or discussions concerning a Potential Transaction constitute any agreement or representation, warranty or understanding by either Aur or Teck Cominco that a Potential Transaction can or will be negotiated or concluded between Aur and Teck Cominco. Further, Teck Cominco acknowledges that Aur may concurrently be discussing, and may ultimately complete, in its sole discretion without notice to Teck Cominco, a transaction analogous to a Potential Transaction with other parties.

11.                                 Except as otherwise provided herein, this Agreement and the parties’ respective rights and obligations hereunder shall expire on the second anniversary of the date hereof provided that any rights and obligations of the parties accrued or existing as a result of any conduct occurring prior to said expiry shall be preserved.

12.                                 No amendment to or waiver of the terms and conditions of this Agreement shall be valid and binding on the parties hereto unless made in writing and singed by an authorized representative of each of the parties. It is further understood and agreed that no failure or delay by Aur in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

13.                                 Any notice, or other documentation (each, a “notice”) required or permitted to be given hereunder to a party hereto shall be in writing and shall be given by delivering such notice to such party or by sending such notice by fax to such party at the following address:

To Aur:		Aur Resources Inc.
Suite 2501
1 Adelaide Street East
Toronto, Ontario
M5C 2V9

	Attention:	Executive Vice-President
Corporate Affairs
fax# (416) 367-0427

To Teck Cominco:		Teck Cominco Limited
Suite 600
200 Burrard Street
Vancouver, BC V6C 3L9

	Attention:	Peter Rozee
Senior Vice President Commercial Affairs
fax# (604) 640 5355

or at such other address or fax number as such party shall have communicated to the other party hereto by notice given as aforesaid. Any notice or document required or permitted to be given or sent hereunder to a party hereto shall be given or sent in the manner specified in this Section for the giving of notice and shall be deemed to have been given at the time such notice or document is so delivered or faxed, as the case may be.

14.                                 Neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by any party without the prior written consent of the other party. This Agreement shall enure to the benefit and shall be binding upon the parties hereto and their respective successors and permitted assigns. For this purpose, a successor includes any person that acquires control of all or substantially all of the assets of the applicable party.

15.                                 Each party to this Agreement acknowledges and agrees that any remedy of damages for any breach of any of the terms of this Agreement would be inadequate, and agrees and consents that temporary and other permanent injunctive relief and other equitable remedies may be granted in any proceeding which may be brought to enforce any provision hereof (including specific performance or other equitable relief) without necessity of proof of actual damage or inadequacy of legal remedy.

16.                                 The invalidity of any particular Section, clause or part or parts thereof of this Agreement shall not affect the validity of any other provisions hereof and this Agreement shall subsequently be construed as if such invalid provision were omitted and did not form part hereof.

17.                                 The obligations of Aur and Teck Cominco under this  Agreement shall extend to, and be read as applying to, all of the Affiliates of Aur and Teck Cominco and Aur and Teck Cominco shall be responsible for any breach of the provisions of this Agreement by any of their respective Affiliates.

18.                                 This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and laws of Canada applicable therein. Each party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matters arising hereunder or relating hereto.

19.                                 This Agreement is the entire agreement between the parties with respect to the subject matter hereof.

19.                                 This Agreement may be executed in any number of counterparts and all such counterparts taken together are deemed to constitute one and the same document. Facsimiles of this executed document will be treated as original documents and are valid and binding on the parties.

If Teck Cominco is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter to the undersigned, whereupon this letter will constitute its agreement with respect to the subject matter hereof.

Yours very truly,

AUR RESOURCES INC.

/s/ Peter McCarter
Peter McCarter
Executive Vice-President, Corporate Affairs

Accepted and agreed to as of the date set forth above.

TECK COMINCO LIMITED

/s/ Peter Rozee

Peter Rozee
Senior Vice-President Commercial Affairs